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STUART STRAUSS stuart.strauss@dechert.com +1 212 698 3529 Direct +1 212 698 0452 Fax

April 28, 2015

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:                             Morgan Stanley European Equity Fund Inc. (the “Fund”)

Securities Act File No. 33-33530

Post-Effective Amendment No. 39

Investment Company Act No. 811-6044

Amendment No. 40

Dear Sir or Madam:

In connection with the filing of Post-Effective Amendment No. 39 to this Fund’s Registration Statement on Form N-1A, we hereby represent, pursuant to Rule 485(b), that the said Post-Effective Amendment No. 39 filed pursuant to Rule 485(b) under the Securities Act of 1933 does not contain any disclosures which would render it ineligible to become effective pursuant to said Rule 485(b).

Very truly yours,

/s/ Stuart M. Strauss
Stuart M. Strauss

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